COMSTOCK FUND


A Joint Special Meeting of the Shareholders of the Portfolio was held on December 15, 1999 where shareholders voted on the election of Trustees and the ratification of PricewaterhouseCooper, as the independent public accountants. With regard to the election of J. Miles Branagan, as elected trustee by the shareholders of the Portfolio, 73,104,161 shares were voted in the affirmative and 1,581,964 shares were withheld. With regard to the election of Jerry D. Choate, as elected trustee by the shareholders of the Portfolio, 73,098,190 voted in the affirmative and 1,587,935 shares were withheld. With regard to the election of Linda Hutton Heagy, as elected trustee by the shareholders of the Portfolio, 73,098,992 shares were voted in the affirmative and 1,587,134 shares were withheld. With regard to the election of R. Craig Kennedy, as elected trustee by the shareholders of the Portfolio, 73,162,698 shares were voted in the affirmative and1,523,428 shares were withheld. With regard to the election of Mitchell M. Merin, as elected trustee by the shareholders of the Portfolio, 73,164,979 shares were voted in the affirmative and 1,521,146 shares were withheld. With regard to the election of Jack E. Nelson, as elected trustee by the shareholders of the Portfolio, 73,125,909 shares were voted in the affirmative and 1,560,217 shares were withheld. With regard to the election of Richard F. Powers, III, as elected trustee by the shareholders of the Portfolio, 73,134,712 shares were voted in the affirmative and 1,551,414 shares were withheld. With regard to the election of Phillip B. Rooney, as elected trustee by the shareholders of the Portfolio, 73,138,991 shares were voted in the affirmative and 1,547,135 shares were withheld. With regard to the election of Fernando Sisto, as elected trustee by the shareholders of the Portfolio, 73,025,321 shares were voted in the affirmative and 1,660,805 shares were withheld. With regard to the election of Wayne W. Whalen, as elected trustee by the shareholders of the Portfolio, 73,138,270 shares were voted in the affirmative and 1,547,856 shares were withheld. With regard to the election of Suzanne H. Woolsey, as elected trustee by the shareholders of the Portfolio, 73,088,455 shares were voted in the affirmative and 1,597,671 shares were withheld. With regard to the election of Paul G. Yovovich, as elected trustee by the shareholders of the Portfolio 73,156,878 shares were voted in the affirmative and 1,529,248 shares were withheld. With regard to the ratification of PricewaterhouseCooper to act as independent public accountants for the Portfolio, 72,543,733 shares were voted in the affirmative and 420,918 shares were voted against the proposal and 1,721,475 shares abstained from voting.